UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  March 16, 2009

EDGE PETROLEUM CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-22149	76-0511037
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Travis Tower 1301 Travis, Suite 2000 Houston, Texas		77002
(Address of principal executive offices)		(Zip Code)

(713) 654-8960

(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                  Entry into a Material Definitive Agreement.

Background

The Company has previously announced an approximately $114 million borrowing base deficiency under its Fourth Amended and Restated Credit Agreement, as amended (the “Revolving Facility”), due to a redetermination of the Company’s borrowing base which reduced the Company’s borrowing base to $125 million.  Pursuant to the terms of the Revolving Facility, the Company elected to prepay such borrowing base deficiency in six equal monthly installments, with the first $19 million installment being due on February 9, 2009.  On February 9, 2009, the Company announced that it had entered into a Consent and Agreement (the “February Consent”) with Union Bank of California, as administrative agent (the “Administrative Agent”) and issuing lender under the Revolving Facility, and the other lenders party thereto (together, the “Lenders”), deferring the payment date of the first $19 million installment until March 10, 2009, and extending the due date for each subsequent installment by one month with the last of the six installment payments to be due on August 10, 2009.  In connection with the February Consent, the Company agreed to prepay $5.0 million of its outstanding advances under the Revolving Facility, in two equal installments.  The first $2.5 million prepayment was paid on February 9, 2009 and the second $2.5 million prepayment was paid on February 23, 2009, with each of the prepayments to be applied on a pro rata basis to reduce the remaining six $19 million deficiency payments.

On March 10, 2009, the Company announced that it had entered into a Consent and Agreement (the “March Consent”) with the Lenders under the Revolving Facility, which provided, among other things, for the extension of the due date for the first installment to repay the deficiency from March 10, 2009 to March 17, 2009.  Notwithstanding such extension, we agreed with the Lenders that each of the other five equal installment payments required to eliminate the deficiency would be due and payable as provided for in the February Consent.

Consent and Amendment No. 4

On March 16, 2009, the Company entered into the Consent and Amendment No. 4 to our Revolving Facility (the “Amended Consent”) which provides, among other things, (1) that the Company will make a $25 million payment on May 31, 2009 with all remaining principal, fees and interest amounts under the Revolving Facility to be due and payable on June 30, 2009, (2) that it will be an event of default (i) if the Company fails to have executed and delivered on or before May 15, 2009 at least one of the following (a) a commitment letter from a lender or group of lenders reasonably satisfactory to the Lenders providing for the provision by such lender or group of lenders of a credit facility in an amount sufficient to repay all of the Company’s obligations under the Revolving Facility on or before June 30, 2009, (b) a merger agreement or similar agreement involving the Company as part of a transaction that results in the repayment of the Company’s obligations under the Revolving Facility on or before June 30, 2009, and (c) a purchase and sale agreement with a buyer or group of buyers reasonably acceptable to the Lenders providing for a sale transaction by the Company that results in the repayment of all of the Company’s obligations under the Revolving Facility on or before June 30, 2009, or (ii) if the Company is in default under or the Company’s hedging arrangements have been terminated or cease to be effective without the prior written consent of the Lenders, (3) that the Company’s advances under the Revolving Facility will bear interest at a rate equal to the greater of (a) the reference rate publicly announced by Union Bank of California, N.A. for such day, (b) the Federal Funds Rate in effect on such day plus 0.50% and (c) a rate determined by the Administrative Agent to be the Daily One-Month LIBOR (as defined in the Revolving Facility), in each case plus 2.5% or, during the continuation of an event of default, plus 4.5% (resulting in an effective interest rate of approximately 5.75% as of March 16, 2009), (4) for limitations on the making of capital expenditures and certain investments, and (5) for the elimination of the current ratio, leverage ratio and interest coverage ratio covenant requirements. The Amended Consent also eliminates the six $19 million deficiency payments which were contemplated by the February Consent and the March Consent.

The foregoing description of the Amended Consent does not purport to be complete and is qualified in its entirety by reference to the Amended Consent, which is filed as Exhibit 4.1 hereto and is incorporated into this Current Report on Form 8-K by reference. The Amended Consent provides further information regarding the terms of the Amended Consent.

Item 9.01.    Financial Statements and Exhibits

(d)   Exhibits.

Exhibit No.	Description

4.1	Consent and Amendment No. 4, executed March 16, 2009, among Edge Petroleum Corporation, the lenders party thereto and Union Bank of California, N.A., as administrative agent for such lenders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EDGE PETROLEUM CORPORATION

Date: March 16, 2009	By:	/s/ John W. Elias
John W. Elias Chairman, President & Chief Executive Officer

INDEX TO EXHIBITS

Exhibit No.	Description
4.1	Consent and Amendment No. 4, executed March 16, 2009, among Edge Petroleum Corporation, the lenders party thereto and Union Bank of California, N.A., as administrative agent for such lenders.